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                     March 2, 2022

       Chad Kuhlers
       Chief Executive Officer
       Golden Grain Energy
       1822 43rd Street SW
       Mason City, IA 50401

                                                        Re: Golden Grain
Energy, LLC
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 29,
2021
                                                            File No. 000-51177

       Dear Mr. Kuhlers:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Joe Leo, Esq.